EXHIBIT 99
NEWS RELEASE

Rick L. Catt, President and Chief Executive Officer First Robinson Financial Corporation 501 East Main Street Robinson, IL 62454 (618) 544-8621	FOR IMMEDIATE RELEASE September 20, 2011

FIRST ROBINSON FINANCIAL CORPORATION
ANNOUNCES STOCK REPURCHASE PROGRAM

Robinson, Illinois – First Robinson Financial Corporation (OTC Bulletin Board: “FRFC”), the holding company for First Robinson Savings Bank, National Association, has announced that its Board of Directors voted, on September 20, 2011, to approve a stock repurchase program of 5,000 shares, or approximately 1.2%, of the Company’s issued and outstanding shares.  The repurchase program will expire the earlier of the completion of the purchase of the shares or September 19, 2012.  The previous program approved August 17, 2010 expired August 16, 2011 with 1,455 of the authorized 5,000 shares purchased.

The stock repurchase program may be carried out through open market purchases and in negotiated private transactions, from time to time, when deemed appropriate by management. Any repurchased shares will be held as treasury stock.

As of June 30, 2011, the Company had assets of $202.3 million, liabilities of $189.5 million and stockholders’ equity of $12.8 million.  Through its banking subsidiary, the Company currently operates three full-service banking offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois and one full-service banking office in Vincennes, Indiana.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended March 31, 2011, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.